SECOND AMENDMENT OF THE
                            PRINCIPAL BOND FUND, INC.
                          INVESTMENT SERVICE AGREEMENT


Agreement executed as of the 10th day of December 2001 to amend the Investment Service Agreement executed as of March 10, 1987 (and including any subsequent amendments thereafter) by and between Princor Bond Fund, Inc. (now known as Principal Bond Fund, Inc.) (hereinafter called "the Fund"), Princor Investment Management Corporation (now known as Principal Management Corporation)(hereinafter called "the Manager") and Principal Mutual Life Insurance Company (now known as Principal Life Insurance Company) hereinafter called "the Company").

WHEREAS, in the Investment Service Agreement, the Company agreed to make available to the Manager such employees of the Company as the Manager might reasonably need in the performance of its investment advisory services; and

WHEREAS, the Fund, the Manager and the Company now wish to amend the Investment Service Agreement;

NOW, THEREFORE, in consideration of the terms and conditions set forth hereinafter, the parties agree that effective January 1, 2002 Schedule A will read as follows:


                                   SCHEDULE A

For the services provided and the expenses incurred by Principal Life or its subsidiaries pursuant to the Investment Service Agreement, the Manager, not the Fund, shall pay Principal Life or its subsidiaries a fee, computed daily and paid monthly, at an annual rate of 0.10% of the Fund's average daily net assets.


                                          PRINCIPAL MANAGEMENT CORPORATION

                                          By:    /s/ Ralph C. Eucher
                                             --------------------------------


                                          PRINCIPAL LIFE INSURANCE COMPANY

                                          By:   /s/ Michael J. Beer
                                             --------------------------------


                                          PRINCIPAL BOND FUND, INC.

                                          By:  /s/ A. S. Filean
                                             --------------------------------